EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2014 (May 13, 2014 as to the change in segment measure in Note 15 to the consolidated financial statements and the financial statement schedules in Item 15), relating to the financial statements and financial statement schedules of Reinsurance Group of America, Incorporated, which appears in the Current Report on Form 8-K filed on May 13, 2014, and our report, dated February 27, 2014, on the effectiveness of the Reinsurance Group of America, Incorporated’s internal control over financial reporting, which appears in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

May 20, 2014